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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
April 22, 1999

Contact:  John Breed
          713-209-8835


           COOPER ANNOUNCES FIRST-QUARTER EARNINGS PER SHARE OF $0.80


HOUSTON, TX, April 22 -- Cooper Industries, Inc. (NYSE:CBE) today reported first-quarter earnings of 80 cents per share (assuming dilution). This represents a 5 percent increase over first-quarter 1998 earnings of 76 cents per share. First-quarter 1999 net income was $75.6 million compared with $92.0 million for the same period in 1998. Last year's first-quarter net income included $26.7 million, or 22 cents per share, from the Company's discontinued Automotive Products segment, which was sold in the fourth quarter of 1998 for $1.9 billion. Net income declined quarter-to-quarter due to the absence of the Automotive segment's earnings; however, the earnings per share impact was offset by the use of the proceeds of that sale to realign the Company's capital structure through share repurchases and debt reduction.

         Cooper's first-quarter 1999 revenues were up 3 percent to $924.7 million, compared with $894.1 million for the same period last year. Operating income for the first-quarter 1999 increased 6 percent to $135.1 million, excluding nonrecurring items, versus $127.3 million for the first-quarter 1998.

         "We are off to a very good start for 1999," said H. John Riley, Jr., chairman, president and chief executive officer, Cooper Industries, Inc. "Despite difficult year-to-year comparisons, we exceeded our plan for the period. We were able to offset the severe and prolonged impact of last year's economic collapse in Asia and a general weakening of the global manufacturing industry, with internal improvements, value-adding acquisitions and growth initiatives in our operations. All things considered, we are pleased with our performance in the quarter."

         During the quarter, the Company began to implement its cost control and asset rationalization program announced in December of last year. The first-quarter results include $3.7 million of net nonrecurring expenses primarily resulting from the program's early retirement

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plan and recent plant closings. Savings from these programs are expected to have a positive impact on results going forward.

                               ELECTRICAL PRODUCTS

         First-quarter 1999 revenues from Electrical Products increased 3 percent to $728.5 million from $706.0 million for the same period last year. The segment's first-quarter 1999 operating earnings increased 4 percent to $121.4 million from $116.6 million for the first quarter of 1998, before nonrecurring items.
         With the exception of demand for electrical construction materials, all other Electrical Products' operations improved revenues and earnings during the quarter. Cooper's lighting fixture businesses remained very strong. In addition, power products sales and operating performance improved during the quarter, reestablishing their momentum. Improved margins in its European operations also contributed to the segment's positive performance.

                                TOOLS & HARDWARE

         First-quarter 1999 revenues for the Tools & Hardware segment were up 4 percent to $196.2 million from $188.1 million for the same period last year. The segment's first-quarter 1999 operating earnings were $23.3 million versus $25.2 million for the first quarter 1998, before nonrecurring items.

         Overall results for the segment were in line with expectations. The earnings decrease was primarily a result of continued sluggish demand for tools used in aerospace manufacturing and general industrial markets. The effects of these difficult market conditions were partially offset by income from 1998 acquisitions and successful cost control measures.

         "Cooper today has highly focused business platforms in Electrical Products and Tools & Hardware," said Riley. "In addition, the Company now has the resources and financial flexibility to profitably expand these businesses through internal improvements and strategic acquisitions.

         "Going forward, we intend to capitalize on our strong brands and leadership in the markets we serve. We have the advantage of our strong cash flow and healthy balance sheet. We intend to capitalize on these strengths to capture strategic and profitable growth opportunities both domestically and around the world."

         Cooper Industries, with 1998 revenues of $3.7 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the

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Company's Internet site: www.cooperindustries.com.

         Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, such as the level of market demand for the Company's products, competitive pressures and future economic conditions. These factors are discussed in the Company's 1998 Annual Report on Form 10-K and other Securities and Exchange Commission filings.

         Comparisons of 1999 and 1998 first-quarter results appear on the following pages.

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                       CONSOLIDATED RESULTS OF OPERATIONS


                                                   Quarter Ended March 31,
                                                   -----------------------
                                                   1999               1998(1)
                                                   ----               ----
                                                 (in millions where applicable)

Revenues                                          $    924.7       $    894.1

Cost of sales                                          622.0            601.9
Selling and administrative expenses                    156.3            154.8
Goodwill amortization                                   11.3             10.1
Nonrecurring charges                                     3.7                -
Interest expense                                        13.2             25.3
                                                  ----------       ----------

       Continuing Income Before Income Taxes           118.2            102.0
Income taxes                                            42.6             36.7
                                                  ----------       ----------
       Continuing income                                75.6             65.3
Discontinued operations, net of tax                        -             26.7
                                                  ----------       ----------
       Net Income (2)                             $     75.6       $     92.0
                                                  ==========       ==========

Net Income Per Common Share:
       Basic
          Continuing Operations                   $      .80       $      .55
          Discontinued Operations                          -              .22
                                                  ----------       ----------
          Net Income                              $      .80       $      .77
                                                  ==========       ==========
       Diluted
          Continuing Operations                   $      .80       $      .54
          Discontinued Operations                          -              .22
                                                  ----------       ----------
          Net Income                              $      .80       $      .76
                                                  ==========       ==========

Shares Utilized in Computation
   of Income Per Common Share:
         Basic                                   94.0 million      119.7 million
         Diluted                                 94.7 million      121.2 million


                             PERCENTAGE OF REVENUES

                                                      Quarter Ended March 31,
                                                      -----------------------
                                                      1999               1998
                                                      ----               ----

Revenues                                             100.0%             100.0%
Cost of sales                                         67.3%              67.3%
Selling and administrative expenses                   16.9%              17.3%
Continuing Income Before Income Taxes                 12.8%              11.4%
Continuing Income                                      8.2%               7.3%


                      (Additional information on next page)


(1) The 1998 amounts have been restated to reflect the reclassification of the Company's Automotive Products segment as a discontinued operation.

(2) Net income is not comparable quarter-to-quarter due to the impact of the sale of the Automotive business and the resulting use of the proceeds to reduce debt and buy back shares.

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                 CONSOLIDATED RESULTS OF OPERATIONS (Continued)

              Additional Information for the Quarter Ended March 31


                                                               Net Income Per
                                       Net Income          Diluted Common Share
                                    ----------------       --------------------
                                    1999        1998       1999            1998
                                    ----        ----       ----            ----
                                      (in millions)

From Continuing Operations:
   Before nonrecurring items     $  78.0      $  65.3     $   .82        $   .54
   Nonrecurring items               (2.4)           -        (.02)             -
                                 -------      -------     -------        -------
                                    75.6         65.3         .80            .54

Discontinued Operations                -         26.7           -            .22
                                 -------      -------     -------        -------

Net Income                       $  75.6      $  92.0     $   .80        $   .76
                                 =======      =======     =======        =======


                               Segment Information

                                               Quarter Ended March 31,
                                               -----------------------
                                                1999             1998
                                               ------           ------
                                                    (in millions)
Revenues:
   Electrical Products                        $   728.5         $   706.0
   Tools & Hardware                               196.2             188.1
                                              ---------         ---------
       Total                                  $   924.7         $   894.1
                                              =========         =========

Segment Operating Earnings
Without Nonrecurring Items:
   Electrical Products                        $   121.4         $   116.6
   Tools & Hardware                                23.3              25.2
                                              ---------         ---------
       Total                                      144.7             141.8

Segment Nonrecurring Items:
   Electrical Products                              3.0                 -
   Tools & Hardware                                 1.5                 -
                                              ---------         ---------
       Total                                        4.5                 -
                                              ---------         ---------
Segment Operating Earnings
With Nonrecurring Items:
   Electrical Products                            118.4             116.6
   Tools & Hardware                                21.8              25.2
                                              ---------         ---------
       Total segment operating earnings           140.2             141.8

General Corporate nonrecurring items               (0.8)                -
General Corporate expense                           9.6              14.5
Interest expense                                   13.2              25.3
                                              ---------         ---------
Consolidated income from continuing
  operations before income taxes              $   118.2         $   102.0
                                              =========         =========